                                                                EXHIBIT 10.39
                            DONNKENNY APPAREL, INC.
                   Revolving Credit and Term Loan Agreement
                               Summary Term Sheet

                                 April 14, 1997

                         *For Discussion Purposes Only*

CO-BORROWERS:            Donnkenny Apparel, Inc.
                         Beldoch Industries Corporation
                         Megaknits, Inc.

TYPES OF FACILITIES:     1) Term Loan
                         2) Revolving Credit
                         3) Two year notification factoring agreement covering
                            all new and takeover sales of the Company on a collected funds basis.

PURPOSE:                 1) Finance the acquisition of the stock of Beldoch
                            Industries Corp. and the purchase of certain assets of Oak Hill Sportswear Corp.
                         2) General working capital purposes including the
                            issuance of letters of credit.

EXPIRY DATE:             Two years (March 31, 1999)

CLOSING FEE:             $500,000 shared amongst the bank group on a pro rata
                         basis payable at closing.

AGENT:                   The Chase Manhattan Bank (35.0762%)

COLLATERAL AGENT:        The CIT Group/Commercial Services Inc. (14.8148%)

CO-LENDERS:              Fleet Bank, N.A. (25.0545%)
                         The Bank of New York (25.0545%)


TERM LOAN

COMMITMENT AMOUNT:       $25,000,000 (Current balance at 4/1/97 of $16,250,000)

AMORTIZATION:            $1,250,000 payable quarterly beginning September 30,
                           1995.
                         Balloon payment of $7,500,000 due March 31, 1999.
                         Excess cashflow recapture (defined as 50% of annual
                           consolidated: net income + depreciation + amortization + other non-cash charges - capital expenditures - scheduled long term debt payments - change in net working assets) to reduce balloon payment, payable 15 days after receipt of audited fiscal year-end financial statements.
                         Any tax refunds received in excess of $2,000,000
                           applicable to 1996 and prior years to be applied to reduce balloon payment.

MATURITY:                March 31, 1999

INTEREST RATE:           Prime + 1 1/2% p.a.

DEFAULT INTEREST:        2% above the otherwise applicable rate.

PREPAYMENT PENALTY:      None


REVOLVING CREDIT

COMMITMENT AMOUNT:       $85,000,000

SUBLIMIT AMOUNT:         Direct Debt - $70,000,000
                         Letters of Credit - $35,000,000

PERMITTED STANDBY L/C:   $200,000 (1.75% p.a. commission) to support insurance
                           premium on workmen's compensation policy.

BORROWING BASE:          Advances and L/Cs (aggregate) limited to -
                         1) up to 85% of Eligible Accounts Receivable of the
                            Borrowers PLUS;
                         2) up to 60% of Eligible Inventory of the Borrowers
                            including inventory covered by letters of credit issued for the importation of finished goods (per agreed upon caps outlined in attached Attachment), PLUS;
                         3) the Allowable Overadvance.

                         Eligibility of collateral to be determined by the
                           Collateral Agent in its sole discretion.

ALLOWABLE OVERADVANCE:   See Attachment

INTRAMONTH OVERADVANCE:  See Attachment

ALLOWABLE INVENTORY
     ADVANCE:            See Attachment

EXPIRATION DATE:         March 31, 1999

INTEREST RATE:           Prime + 1 1/2% p.a.
                         (Borrowings in excess of the Allowable Overadvance
                           will bear interest at Prime + 3 1/2% p.a.).

DEFAULT INTEREST:        2% p.a. above the otherwise applicable rate.

LETTER OF CREDIT FEES:   1/8% upon issuance; 1/8% on the average monthly
                           balance; plus all bank charges (CIT to act as letter of credit issuing bank).

UNUSED COMMITMENT FEES:  40 bp per annum on the unused Revolving Credit
                           Commitment Amount, payable quarterly in arrears.

COLLATERAL AGENT'S FEE:  $6,000 per month.


FACTORING FACILITY

FACTORING COMMISSION:    .45% of the gross amount of sales, plus our customary
                           surcharges for sales with extended terms and sales to D.I.P. and other special risk customers.
                         .20% on takeover accounts receivable.

COLLECTION DAYS:         One business day will be charged at a per annum rate
                           equal to Prime + 1.50%.


COVENANTS AND CONDITIONS

COLLATERAL:              First priority lien on all accounts receivable,
                           machinery, equipment, trademarks, intangibles and all inventory.
                         First mortgage on all real property.
                         Pledge of stock of Beldoch Industries Corp.
                         Pledge of stock of Donnkenny Apparel Inc.

GUARANTORS:              Donnkenny, Inc.
                         Donnkenny Apparel, Inc.
                         Beldoch Industries Corporation
                         Christiansburg Garment Company Incorporated
                         Megaknits, Inc.

REPRESENTATIONS AND
     WARRANTIES:         1) Usual and customary representations and warranties,
                            including but not limited to, corporate
                            organization and existence, good standing, power and authorization, employee benefit plans, environmental compliance, non-contravention, title to assets, adequate insurance, legal compliance and no tax deficiencies.

EVENTS OF DEFAULT:       1) Cross default with all other indebtedness.
                         2) Material change of ownership and/or control.
                         3) Standard bankruptcy and material adverse change
                            clauses.
                         4) Usual and customary events of default, including,
                            but not limited to, inaccuracies of representations, failure to make payments or comply with covenants, final judgments over $325,000 and tax liens aggregating $100,000 or more.

AFFIRMATIVE COVENANTS:   1) Financial Information:
                              a) Consolidated annual audited statements and
                                 auditor's management letter along with
                                 unaudited consolidating statements within
                                 90 days.
                              b) Consolidated and consolidating three, six and
                                 nine month unaudited statements, within
                                 45 days.
                              c) Management prepared quarterly compliance
                                 certificate.
                              d) Detailed one year monthly projection to be
                                 provided to Banks by November 30 of each year updated quarterly thereafter.
                              e) Monthly inventory certificates detailing
                                 locations and amounts by division by normal course vs excess classifications at each location.
                              f) Weekly inventory certificates segregating
                                 finished goods and piece goods by company by
                                 normal course vs excess classification.
                              g) Eight week, weekly cashflow and collateral
                                 projection by the last day of each month
                                 until June 30, 1997.
                              h) Other standard information as may be requested
                                 by the Banks.
                         2) Usual and customary affirmative covenants,
                            including, but not limited to, corporate existence, maintenance of insurance and properties, payment of taxes, notice of significant events, inspection, maintain compliance with laws and cause any newly formed subsidiary to guarantee and pledge its assets.
                         3) Covenant pledging to liquidate excess inventory
                            consistent with the Company's projections.

NEGATIVE COVENANTS:      1) Limitation on additional debt and guarantees,
                            except Donnkenny Apparel, Inc. and Beldoch
                            Industries Corp. may guarantee each others' normal trade liabilities under guarantee agreements acceptable to the Banks.
                         2) Limitation on additional liens, subject to usual
                            exceptions.
                         3) Limitation on restricted payments: The Borrowers
                            and all subsidiaries are prohibited from making loans and advances to, or investments in other entities, except for:
                              a) Loans and advances to Donnkenny, Inc. to pay
                                 taxes which are currently due and payable, to pay litigation costs and to fund payroll and payroll related expenses and general overhead expenses, but not in excess of $500,000) up to an aggregate amount of $5,000,000 in any fiscal year.
                              b) Loans and advances to any affiliate (other
                                 than Donnkenny, Inc. or Beldoch Industries
                                 Corp.) in excess of $500,000.
                         4) Dividends and stock redemptions are prohibited
                            without the prior consent of the Banks.
                         5) Limitation on transfer of assets: Mergers,
                            consolidations and acquisitions, or the sale, transfer or disposal (except in the ordinary course of business) of assets prohibited without the prior consent of the Banks.
                         6) Other usual and customary negative covenants.

                         Financial tests to be tested quarterly on a consolidated basis.

                         1) Pre-tax loss on a rolling four quarter basis of no
                            greater than $4.0MM effective 12/31/97.
                         2) Capital Expenditures no greater than $1,500,000 in
                            any fiscal year.
                         3) Tangible Net Worth of not less than $15,000,000 at
                            6/30/97 and 6/30/98 and $18,000,000 at all other
                            times.

CONDITIONS PRECEDENT:    1) Execution of legal documentation satisfactory to
                            the Banks and counsel.
                         2) Usual and customary conditions to funding,
                            including, but not limited to, legal opinion, certified charter, by-laws and resolutions and incumbency, perfection of collateral, payment of fees, expenses and insurance.

MISCELLANEOUS:           1) Usual and customary, including but not limited to
                            capital adequacy protection, survival of agreements, waiver and delay, waiver of jury trial, extensions of maturity, modification of agreements, severability, counterparts, enforcement, indemnities, and payment of fees and expenses. Approval for non-monetary amendments/waivers requires consent by Lenders representing 51% of the aggregate Commitments. Monetary amendments/waivers require 100%.

                         2) Field examinations to be performed by the
                            Collateral Agent on a quarterly basis. Daily fee of $750/day/field examiner to be paid by the Borrower.
                         3) Legal fees and other due diligence expenses are for
                            the account of the Borrower.
                         4) Receipt of a $50,000 deposit payable to The CIT
                            Group/Commercial Services, Inc. to cover out-of-pocket expenses including legal fees and other due diligence expenses which must be paid upon acceptance of this term sheet. This deposit will be refunded net of actual expenses incurred in the event a transaction is not consummated; otherwise, any balance after expenses will be applied to the closing fee.

THIS TERM SHEET IS PROVIDED FOR DISCUSSION PURPOSES ONLY AND DOES NOT IMPLY A COMMITMENT TO LEND.

                            DONNKENNY APPAREL, INC.
                     $85,000,000 REVOLVING CREDIT FACILITY
                                  ATTACHMENT



                              MAXIMUM/MINIMUM                 END OF MONTH
                       (OVERADVANCE)/AVAILABILITY           MAXIMUM INVENTORY
                    END OF MONTH*        INTRAMONTH*          AVAILABILITY
                    ------------         ----------           ------------
April 1997             (5,500)             (6,500)             21,900
May                    (8,500)            (11,500)             24,000
June                  (13,000)            (14,500)             27,000
July                  (12,000)            (19,000)             29,800
August                 (8,800)            (18,000)             28,100
September              (3,600)            (14,800)             23,400
October                   800              (9,600)             19,200
November                2,800              (5,200)             15,600
December                1,800              (3,200)             16,600
January 1998            2,600              (4,200)             17,000
February                2,200              (3,400)             16,400
March                     700              (3,800)             15,800



Intramonth Maximum Overadvances are calculated based on the prior month end figure per the Company's projection plus an additional $7,000M flexibility.

End of Month Overadvance/Minimum Availability is based on the Company's budgeted figure plus $1MM in flexibility.

Inventory availability is calculated based on inventory projections at 70% of gross at a 60% advance rate with $500M in flexibility.

*End of Month is defined as the last business day of the month through the fifth day of the following month.

**Intramonth is defined as all other days of the month.

All overadvance limits will be re-adjusted quarterly based on the results of field examinations performed by the collateral agent's auditors.

                                                 April 15, 1997

Donnkenny Apparel, Inc.
Beldoch Industries Corporation
The Guarantors Listed as Signatories Below
1411 Broadway
New York, New York 10018
Attention: Mr. Harvey Appelle

     Re: Eighth Amendment to the Credit Agreement dated June 5, 1995 among Donnkenny Apparel, Inc. and Beldoch Industries Corporation, the Guarantors named therein, the Lenders named therein and The Chase Manhattan Bank, as Agent


Dear Mr. Appelle:

Reference is made to the Credit Agreement dated June 5, 1995 among Donnkenny Apparel, Inc. and Beldoch Industries Corporation (each a "Borrower"), the Guarantors named therein, the lenders named in Schedules 2.01(a) and (b) thereof (the "Lenders") and The Chase Manhattan Bank (formerly known as Chemical Bank), as Agent (the "Agent") for the Lenders (as the same has been amended, modified or supplemented from time to time to the date hereof in accordance with its terms, the "Credit Agreement"). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement.

Please be advised that the Agent, the Lenders and The CIT Group/Commercial Services, Inc. ("CIT") are prepared to enter into an Eighth Amendment to the Credit Agreement (the "Proposed Amendment") on the terms and conditions contained in the attached Summary Term Sheet, dated April 14, 1997 (which by reference is incorporated into this commitment letter), subject to the conditions set forth below. The Proposed Amendment would, among other things,
(i) extend the Final Maturity Date to March 31, 1999, (ii) add MegaKnits, Inc., a New York corporation ("MegaKnits"), as a Borrower, (iii) reflect the partial assignment of Notes by one or more of the Lenders to CIT, (iv) reflect the addition of CIT as Administrative Agent for the Lenders, (v) increase the Total Revolving Credit Commitment to $85,000,000 and the direct debt sublimit to $70,000,000 and (vi) amend certain financial covenants.

This commitment letter and Summary Term Sheet supersedes all prior proposals for a further amendment to the Credit Agreement issued to you by the Agent and/or CIT. The text of this letter and Summary Term Sheet is intended to provide a brief description of the principal terms of the Proposed Amendment as contemplated by the Agent, the Lenders and CIT. Furthermore, this commitment is subject to: (i) no situation, event or circunstance occurring which would, in the opinion of the Agent or CIT, materially adversely affect (a) the ability of any Borrower (including MegaKnits which is proposed to be added as a Borrower) or Guarantor to perform its obligations under the documents governing and to be delivered pursuant to the Proposed Amendment and/or
(b) the assets and properties currently pledged as collateral under the Loan Documents and contemplated to be pledged as collateral in connection with the Proposed Amendment; (ii) the preparation, completion and execution of legal documentation that is satisfactory to the Agent, the Lenders, CIT and their respective counsel; and (iii) CIT's providing to the Borrowers the factoring facility described, in part, in the Summary Term Sheet.

By executing this letter, the Borrowers and the Guarantors agree to indemnify, defend and hold harmless each of the Agent, the Lenders and CIT and their respective officers, directors, controlling persons, agents, employees and counsel (collectively, the "Indemnified Persons") from and against any and all losses, claims, damages, liabilities, deficiencies, judgments or expenses incurred by any of them arising out of or by result of any litigation, investigation, claim or proceeding, pending or threatened, which arise out of or are in any way based upon this letter and/or the Proposed Amendment, including without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel of any Indemnified Person incurred in connection with any such litigation, investigation, claim or proceeding, but excluding any loss, claim, damage, liability, deficiency, judgment or expense arising from the gross negligence and willful misconduct of the Indemnified Persons.

Based upon (i) your acceptance of this commitment letter, (ii) your payment of the portion of the Closing Fee due upon acceptance of this commitment letter (the "Deposit"), as detailed in the Closing Fee definition contained in the attached Summary Term Sheet (with the balance of such Closing Fee due at closing), (iii) your payment of the portion of CIT's out-of-pocket expenses due upon acceptance of this commitment letter (the "Expense Deposit"), as detailed in the Miscellaneous Section of the attached Summary Term Sheet
(with the remaining balance of such Expense Deposit, if any, after expenses to be applied to the Closing Fee) and (iv) your acknowledgment (which shall be evidenced by your acceptance of this commitment letter) that the entire Deposit is non-refundable and that only that portion of the Expense Deposit in excess of actual expenses incurred, if any, is refundable, we shall authorize our attorneys to prepare the necessary documentation, the charges for which agree to pay, whether or not the transaction contemplated herein is consummated (it being understood and agreed that each of the Agent and CIT are engaging separate outside counsel in connection with the Proposed Amendment and your obligation to pay attorneys' fees and expenses applies to each such outside counsel). In addition, this offer is governed by the laws of the State of New York, shall not be assignable, and may not be amended, waived or modified without the prior written consent of the Agent, the Lenders and CIT and is contingent upon your acceptance by April 15, 1997 and to documentation for the proposed transaction being executed and delivered, and a closing occurring no later than April 30, 1997.

In addition, the Borrowers, the Guarantors and the Agent, the Lenders and CIT agree that this letter is delivered on the understanding that neither this letter nor any of its terms or substance nor the existence of this letter shall be disclosed by you, directly or indirectly, to any other person, except to the Borrowers' (including MegaKnits) respective employees, agents and advisors who are directly involved in the consideration of this matter; provided, however, that neither this letter nor any of its terms or substance nor the existence of this letter shall be disclosed or referred to by you or any of the foregoing persons in any press release or public filing except with the prior consent of each of the Agent and CIT.

The execution and delivery of this letter by the parties shall not in any way limit the rights and remedies of the Agent and/or the Lenders under the Credit Agreement and the other Loan Documents as currently in effect. The obligations of the Borrowers and the Guarantors arising under this letter shall be joint and several.

If this letter or the subject matter hereof becomes the subject of any dispute, each of the parties waives trial by jury in connection herewith. The Borrowers, the Guarantors and the Agent, the Lenders and CIT waive any claims for consequential damages with respect to any such dispute.

If the Summary of Terms and this commitment letter correctly set forth your understanding of the terms and conditions the parties have discussed, please indicate your acceptance by signing in the space provided below and returning the original to the Agent, together with the Deposit in the aggregate amount of $250,000 payable to the Agent for the ratable benefit of the Lenders and CIT (in the percentages set forth in the Summary Term Sheet) and the Expense Deposit in the amount of $50,000 payable to CIT.

                                        Very truly yours,

                                        THE CHASE MANHATTAN BANK
                                        (formerly known as Chemical Bank)


                                        By: /s/ Joseph F. Abruzzo
                                           ----------------------------------
                                           Name: Joseph F. Abruzzo
                                           Title: Vice President


                                        THE BANK OF NEW YORK

                                        By: /s/ Ronald R. Pagoto
                                           ----------------------------------
                                           Name: Ronald R. Pagoto
                                           Title: Vice President


                                        FLEET BANK, N.A.

                                        By: /s/ Ralph C. Palma
                                           ----------------------------------
                                           Name: Ralph C. Palma
                                           Title: Senior Vice President


                                        THE CIT GROUP/COMMERCIAL SERVICES, INC.

                                        By: /s/ Terry S. Schwartz
                                           ----------------------------------
                                           Name: Terry S. Schwartz
                                           Title: Vice President


ACCEPTED AS OF THE DATE
FIRST ABOVE WRITTEN:

DONNKENNY APPAREL, INC.


By: /s/ Harvey Appelle
   --------------------------
   Name: Harvey Appelle
   Title: President


BELDOCH INDUSTRIES CORPORATION


By: /s/ Harvey Appelle
   --------------------------
   Name: Harvey Appelle
   Title: President


CHRISTIANSBURG GARMENT
 COMPANY INCORPORATED


By: /s/ Harvey Appelle
   --------------------------
   Name: Harvey Appelle
   Title: President


MEGAKNITS, INC.


By: /s/ Harvey Appelle
   --------------------------
   Name: Harvey Appelle
   Title: President


DONNKENNY INC.


By: /s/ Harvey Appelle
   --------------------------
   Name: Harvey Appelle
   Title: Chairman


                                            3